Exhibit 99.2

News Release

Rockwell Automation Prices $1 Billion of Notes Offering

MILWAUKEE — February 28, 2019 — Rockwell Automation, Inc. (NYSE: ROK) today announced that on February 27, 2019 the company priced notes in an aggregate principal amount of $1 billion, through an underwritten, registered public offering.

One series, consisting of $425 million of notes, will mature in March 2029 and will bear interest at an annual rate of 3.50 percent. A second series, consisting of $575 million of notes, will mature in March 2049 and will bear interest at an annual rate of 4.20 percent. The offering is expected to close on March 1, 2019, subject to customary closing conditions.

Rockwell Automation intends to use the net proceeds from the offering to repay outstanding commercial paper and for general corporate purposes.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs & Co. LLC, and Wells Fargo Securities, LLC acted as joint book-running managers for the offering.

BMO Capital Markets Corp., BNY Mellon Capital Markets, LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Loop Capital Markets LLC, PNC Capital Markets LLC, TD Securities (USA) LLC, and U.S. Bancorp Investments, Inc., acted as senior co-managers. Comerica Securities, Inc. and ING Financial Markets LLC acted as co-managers.

Copies of the prospectus supplement and the accompanying prospectus relating to the offering can be obtained from:

Merrill Lynch, Pierce, Fenner & Smith Incorporated

NC1-004-03-43

200 North College Street, 3rd floor

Charlotte, NC 28255-0001

Attn: Prospectus Department

Telephone +1-800-294-1322

dg.prospectus_requests@baml.com

Goldman Sachs & Co. LLC

Prospectus Department

200 West Street

New York, NY 10282

Telephone +1-866-471-2526

prospectus-ny@ny.email.gs.com

Wells Fargo Securities, LLC

608 2nd Avenue South, Suite 1000

Minneapolis, MN 55402

Attn: WFS Customer Service

wfscustomerservice@wellsfargo.com

Toll-Free: 1-800-645-3751

Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs approximately 23,000 people, serving customers in more than 80 countries.

Contacts:

Steve Etzel

Investor Relations

414-382-8510

swetzel@ra.rockwell.com

Ike Umunnah

Corporate Communications

414-382-5679

ITUmunnah@ra.rockwell.com